Exhibit 99.1

   Factory Card & Party Outlet Corp. Reports First Quarter Results

    NAPERVILLE, Ill.--(BUSINESS WIRE)--June 14, 2005--Factory Card & Party Outlet Corp. (NASDAQ:FCPO) announced today results for the first fiscal quarter of 2005, ended April 30, 2005.
    For the quarter ended April 30, 2005, net sales decreased 2.1 percent to $55.7 million compared with $56.9 million in the first quarter of last year. Net income for the first quarter of 2005 was $364 thousand, or $0.12 per basic and $0.10 per fully diluted share. In the first quarter of 2004, the Company reported net income of $304 thousand, or $0.10 per basic and $0.09 per fully diluted share. Comparable store net sales for the first quarter decreased 4.3 percent.
    "We are pleased to report a 20 percent improvement in net earnings during our first fiscal quarter of 2005," stated Gary W. Rada, President and Chief Executive Officer. "This improvement is primarily the result of our ability to increase gross margin and reduce advertising expenditures related to the Easter holiday shift. While this performance was a meaningful improvement over last year, we remain focused on implementing merchandising and marketing initiatives to improve sales," Rada added.
    Factory Card & Party Outlet, (www.factorycard.com) based in Naperville, Illinois, currently operates 185 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise and other special occasion merchandise at everyday value prices.

    Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.
    In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.


                   FACTORY CARD & PARTY OUTLET CORP.
                            AND SUBSIDIARY

            Condensed Consolidated Statements of Operations
                              (Unaudited)
    (Dollar amounts in thousands, except share and per share data)


                                            Three           Three
                                         Months Ended    Months Ended
                                           April 30,        May 1,
                                             2005            2004
                                        --------------  --------------

Net sales                              $       55,738  $       56,928
Cost of sales                                  35,439          36,827
                                        --------------  --------------
   Gross profit                                20,299          20,101
Selling, general and administrative
 expenses                                      18,939          18,835
Depreciation and amortization of fixed
 assets                                           581             583
Other income                                        -             (55)
Interest expense                                  169             231
                                        --------------  --------------
  Income before income tax expense                610             507
Income tax expense                                246             203
                                        --------------  --------------
   Net income                          $          364  $          304
                                        ==============  ==============

   Net income per share - basic        $         0.12  $         0.10
                                        --------------  --------------

Weighted average shares outstanding -
 basic                                      3,049,486       2,981,596
                                        --------------  --------------

   Net income per share - diluted      $         0.10  $         0.09
                                        --------------  --------------

Weighted average shares outstanding -
 diluted                                    3,513,548       3,546,835
                                        --------------  --------------

    CONTACT: Factory Card & Party Outlet Corp.
             Tim Benson, 630-579-2231
             tbenson@factorycard.com